Exhibit 99.1

Trovagene Launches Commercial Marketing Campaign at the 2015 American Society of Clinical Oncology Annual Meeting

Expanded physician access program, new awareness campaign, and clinical data presentations at ASCO highlight the Company’s urine-based liquid biopsy service

SAN DIEGO, CA — May 28, 2015 — Trovagene, Inc., (NASDAQ: TROV) a developer of cell-free molecular diagnostics, announced today the launch of its “Yellow Is The New Red” Marketing Campaign for its Precision Cancer MonitoringSM (PCM) service at the American Society of Clinical Oncology Annual Meeting. The campaign will center around Trovagene’s Clinical Experience Program, in which qualified oncologists can gain hands on clinical experience with the Company’s proprietary urinary liquid biopsy tests. Trovagene’s ctDNA Market Specialists will be available at Booth #2055 during the conference to review its service options and clinical utility data with oncologists.

“With more than 30,000 oncologists and professionals attending ASCO, this venue is perfectly suited to launch our new awareness campaign,” said Matt Posard, chief commercial officer of Trovagene. “Our Clinical Experience Program allows clinicians to experience the benefits of our service and the clinical and convenience advantages of using urine as a sample in their practice. Early interest in this program has been strong and many oncologists have already enrolled patients across several areas of application. Our team of Market Specialists are currently introducing our newly expanded service to clinicians, educating them about the clinical benefits of using a urine specimen for cancer genetic testing, and most importantly, helping them begin to track driver mutations to optimize their patients’ treatment plan.”

“I have been intrigued by the promise of liquid biopsy, and the Trovagene Clinical Experience Program can help me put promise into practice with the added benefits of a truly non-invasive specimen.” said Dr. Leonard Sender, Director Clinical Operations and Program Development, and Division Chief of Pediatric Oncology at UC Irvine’s Chao Family Comprehensive Cancer Center. “The ability to determine early response to therapy and changes in mutational status over time has potential to help oncologists monitor treatment interventions more closely and personalize treatment for cancer patients.”

Trovagene’s PCM platform provides a non-invasive and quantitative method to track specific oncogene mutations over time, and is the only technology that enables ultra sensitive measurement of ctDNA mutation dynamics for systemic cancers using a simple urine sample. Studies conducted with leading cancer research organizations demonstrate concordance with tissue biopsy and the ability to monitor the dynamics of cancer-related gene mutations associated with lung, pancreatic,

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and colon cancers. Several assays are currently available through Trovagene’s CLIA-certified CAP-accredited laboratory for the detection and measurement of ctDNA driver mutations such as BRAF, KRAS, and EGFR. Because urine samples contain significantly more circulating tumor DNA when compared to blood samples, and urine specimens can be obtained more frequently and conveniently than blood or tissue, the Company believes that urine has the potential to become the specimen of choice for detecting and monitoring driver mutations associated with cancer.

Examples of demonstrated clinical utility of Trovagene’s PCM platform will be highlighted in four posters and one presentation during the ASCO conference. Copies of posters will be available for clinicians at Trovagene’s booth during ASCO. Study results demonstrate the following clinical utilities and the ability to:

•                  Determine response to therapy

•                  Identify disease progression earlier than cancer imaging

•                  Monitor for minimal residual disease after surgery

•                  Stratify patients according to baseline mutation load

•                  Act as an alternative to invasive and costly biopsy procedures.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com